Exhibit 99.6

CONSENT OF DAVID M. CORDANI

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Anthem, Inc. (“Anthem”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Anthem upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger dated as of July 23, 2015, among Anthem, Anthem Merger Sub Corp. and Cigna Corporation), and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ David M. Cordani
David M. Cordani

Date: October 23, 2015